UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

Offering of Senior Secured Notes

On May 28, 2015, SandRidge Energy, Inc. (the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”), by and among the Company, certain subsidiary guarantors named therein (the “Guarantors”), and Barclays Capital Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC (the “Representatives”), as representatives of the several initial purchasers (the “Initial Purchasers”), relating to the issuance and sale of $1.25 billion in aggregate principal amount of the Company’s 8.75% Senior Secured Notes due 2020 (the “Notes”). The Notes were priced at par.  The Company expects to receive approximately $1.23 billion of net proceeds from the offering after deducting the initial purchasers’ discounts and estimated offering expenses.

The Purchase Agreement contains customary representations and warranties of the parties, conditions to closing, and indemnification and contribution provisions under which the Company and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The sale of the Notes is expected to close on June 10, 2015, subject to the effectiveness of the Company’s revised senior credit facility and other customary closing conditions. The Company intends to use the net proceeds of the offering to repay the outstanding borrowings under its existing senior credit facility and for other general corporate purposes, including payment of estimated fees and expenses related to its revised senior credit facility. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

The Notes will be issued pursuant to an indenture to be dated as of June 10, 2015, among the Company, the Guarantors and U.S. Bank National Association, as trustee.  The Notes are expected to be secured by the same collateral which will secure the Company’s obligations under its revised senior credit facility, which is expected to consist of 80% of the Company’s and the Guarantors’ proved oil and gas reserves and related assets, and certain other assets, including a pledge of the capital stock of each of the Guarantors.

The Notes are being offered and sold to the several initial purchasers pursuant to an exemption from the registration requirements under the Securities Act. The initial purchasers intend to sell the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

The initial purchasers and certain of their affiliates have provided, and may in the future provide, financial advisory, investment banking and commercial banking services in the ordinary course of business to the Company, the Guarantors and certain of the Company’s affiliates, for which they receive customary fees and expense reimbursement. Affiliates of certain of the initial purchasers are lenders under the Company’s existing senior credit facility, and, accordingly, will receive a portion of the proceeds from the offering of the Notes.

Item 8.01              Other Events

On May 28, 2015, the Company issued a press release announcing the pricing of the Notes. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

The press release was issued pursuant to, and in accordance with, Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01              Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1

Purchase Agreement, dated May 28, 2015, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein, and Barclays Capital Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several initial purchasers.

99.1	Press release issued by SandRidge Energy, Inc. dated as of May 28, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 2, 2015

SANDRIDGE ENERGY, INC.
(Registrant)

By:	/s/ Philip T. Warman
Name:	Philip T. Warman
Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

No.	Description

10.1

Purchase Agreement, dated May 28, 2015, by and among SandRidge Energy, Inc., certain subsidiary guarantors named therein, and Barclays Capital Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several initial purchasers.

99.1	Press release issued by SandRidge Energy, Inc. dated as of May 28, 2015.